Exhibit 3.1

MODIV INC.

ARTICLES SUPPLEMENTARY

7.375% SERIES A CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK
(Liquidation Preference $25.00 per Share)

Modiv Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 6.1.2 of Article 6 of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation, by resolutions duly adopted, classified 2,000,000 authorized but unissued shares of preferred stock, par value $0.001 per share, of the Corporation as shares of a series of preferred stock, designated as 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock (the “Series A Preferred Stock”) with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Preferred Stock which, upon any restatement of the Charter, shall become a part thereof, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof:

7.375% Series A Cumulative Redeemable Perpetual Preferred Stock

Section 1. Number of Shares and Designation.

A series of preferred stock of the Corporation designated as the “7.375% Series A Cumulative Redeemable Perpetual Preferred Stock” is hereby established, and the number of shares constituting such series shall be 2,000,000.

Section 2. Definitions.

“Aggregate Share Ownership Limit” shall have the meaning set forth in Section 3.1 of Article 3 of the Charter.

“Alternative Conversion Consideration” shall have the meaning set forth in Section 8(a) hereof.

“Alternative Form Consideration” shall have the meaning set forth in Section 8(a) hereof.

“Board of Directors” shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series A Preferred Stock.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Capital Gains Amount” shall have the meaning set forth in Section 3(g) hereof.

“Change of Control” shall have the meaning set forth in Section 6(b) hereof.

“Change of Control Conversion Date” shall have the meaning set forth in Section 8(a) hereof.

“Change of Control Conversion Right” shall have the meaning set forth in Section 8(a) hereof.

“Change of Control Redemption Right” shall have the meaning set forth in Section 6(b) hereof.

“Charter” shall have the meaning ascribed to it in the first paragraph of this Article First of these Articles Supplementary.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall have the meaning set forth in Section 10 hereof.

“Common Stock” shall mean the Corporation’s Class C common stock, par value $0.001 per share.

“Common Stock Conversion Consideration” shall have the meaning set forth in Section 8(a) hereof.

“Common Stock Price” shall have the meaning set forth in Section 8(a) hereof.

“Conversion Agent” shall have the meaning set forth in Section 8(d) hereof.

“Conversion Consideration” shall have the meaning set forth in Section 8(a) hereof.

“Corporation” shall have the meaning ascribed to it in the first paragraph of these Articles Supplementary.

“Delisting Event” shall have the meaning set forth in Section 6(a) hereof.

“Delisting Event Redemption Right” shall have the meaning set forth in Section 6(a) hereof.

“DTC” shall have the meaning set forth in Section 8(f) hereof.

“Event” shall have the meaning set forth in Section 9(f)(ii) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Nasdaq” shall mean the Nasdaq Stock Market or any successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“NYSE” shall mean the New York Stock Exchange or any successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“NYSE American” shall mean the NYSE American LLC or any successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“Optional Redemption Right” shall have the meaning set forth in Section 5(b) hereof.

“Original Issue Date” shall mean the first date on which shares of Series A Preferred Stock are issued and sold.

“Parity Preferred” shall have the meaning set forth in Section 9(b) hereof.

“Preferred Directors” shall have the meaning set forth in Section 9(b) hereof.

“Preferred Dividend Default” shall have the meaning set forth in Section 9(b) hereof.

“REIT” shall have the meaning set forth in Article 2 of the Charter.

“Series A Dividend Period” shall mean the respective periods commencing on and including January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Series A Dividend Period (other than the initial Series A Dividend Period, which shall commence on the Original Issue Date and end on and include December 31, 2021, and other than the Series A Dividend Period during which any shares of Series A Preferred Stock shall be redeemed pursuant to Section 5 or Section 6 (and that is not a Series A Dividend Period of the type contemplated by Section 7(b)), which, solely with respect to the shares of Series A Preferred Stock being redeemed, shall end on and include the day immediately preceding the redemption date with respect to such shares of Series A Preferred Stock being redeemed).

“Series A Payment Date” shall mean, with respect to each Series A Dividend Period, the fifteenth (15th) day of the month following the month in which the Series A Dividend Period has ended (January, April, July and October of each year), commencing on January 15, 2022.

“Series A Preferred Stock” shall have the meaning ascribed to it in the first paragraph of this Article First of these Articles Supplementary.

“Series A Record Date” shall mean the close of business on the date set by the Board of Directors as the record date for the payment of dividends that is not more than 35 nor fewer than 10 days prior to the applicable Series A Payment Date.

“Shares” shall have the meaning set forth in Section 3.1 of Article 3 of the Charter.

“Share Cap” shall have the meaning set forth in Section 8(a) hereof.

“Special Optional Redemption Rights” shall have the meaning set forth in Section 6(b) hereof.

“Stock Split” shall have the meaning set forth in Section 8(a) hereof.

“Total Distributions” shall have the meaning set forth in Section 3(g) hereof.

Section 3. Dividends and other Distributions.

(a) Subject to the preferential rights of the holders of any class or series of equity securities of the Corporation ranking senior to the Series A Preferred Stock with respect to dividend rights, and subject to the increased dividend rate provided in Section 6(d) of these Articles Supplementary, the holders of the then outstanding shares of Series A Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative cash dividends in the amount of $1.84375 per share each year, which is equivalent to the rate of 7.375% of the $25.00 liquidation preference per share per annum. Such dividends shall accrue and be cumulative from and including the Original Issue Date and shall be payable quarterly in arrears on each Series A Payment Date, commencing on January 15, 2022, to all holders of record on the applicable Series A Record Date; provided, however, that if any Series A Payment Date is not a Business Day, the dividend which would otherwise have been payable on such Series A Payment Date may be paid or set apart for payment on the next succeeding Business Day with the same force and effect as if paid or set apart on such Series A Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Series A Payment Date to such next succeeding Business Day. Holders of record of all shares of Series A Preferred Stock outstanding on the applicable Series A Record Date will be entitled to receive the full dividend paid on the applicable Series A Payment Date even if such shares were not issued and outstanding for the full applicable Series A Dividend Period.

The initial dividend payable on the Series A Preferred Stock will cover the period from and including the Original Issue Date through December 31, 2021, and will be paid on January 15, 2022. The amount of any dividend payable on the Series A Preferred Stock for each full Series A Dividend Period shall be computed by dividing      $1.84375 by four (4), regardless of the actual number of days in such full Series A Dividend Period. The amount of any dividend payable on the Series A Preferred Stock for any partial Series A Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable Series A Record Date. Notwithstanding any provision to the contrary contained herein, the dividend payable on each share of Series A Preferred Stock outstanding on a Series A Record Date shall equal the dividend payable on each other share of Series A Preferred Stock that is outstanding on such Series A Record Date, and no holder of any share of Series A Preferred Stock shall be entitled to receive any dividends paid or payable on the Series A Preferred Stock with a Series A Record Date before the date such share of Series A Preferred Stock is issued.

(b) No dividends on the Series A Preferred Stock shall be authorized by the Board of Directors or paid or declared and set apart for payment by the Corporation at such time as the terms and conditions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(c) Notwithstanding anything contained herein to the contrary, dividends on the Series A Preferred Stock shall accrue with respect to any Series A Dividend Periods whether or not dividends are authorized by the Board of Directors and declared by the Corporation, from the later of the first date on which the Series A Preferred Stock is issued and the most recent Series A Payment Date. No interest or additional dividend shall be payable in respect of any accrued and unpaid dividend on the Series A Preferred Stock.

(d) Except as provided in Section 3(e) below, no dividends shall be declared and paid or set apart for payment and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to shares of Common Stock or shares of any other class or series of equity securities of the Corporation ranking, with respect to dividend rights and rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding-up, on parity with or junior to the Series A Preferred Stock (other than a dividend paid in shares of Common Stock or in shares of any other class or series of equity securities ranking junior to the Series A Preferred Stock with respect to dividend rights and rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding-up), nor shall any shares of Common Stock or shares of any other class or series of equity securities of the Corporation ranking, with respect to dividend rights and rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding-up, on parity with or junior to the Series A Preferred Stock be redeemed (or any monies be paid to or made available for a sinking fund for the redemption of any such shares), purchased or otherwise acquired (except (i) by conversion into or exchange for shares of Common Stock or shares of any other class or series of equity securities of the Corporation ranking junior to the Series A Preferred Stock with respect to dividend rights and rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding-up, (ii) for a redemption, purchase or acquisition of Common Stock made for purposes of and in compliance with requirements of any incentive, benefit or stock purchase plan of the Corporation or any subsidiary thereof; (iii) for the acquisition of shares made pursuant to the provisions of Section 6.5 of Article 6 of the Charter and (iv) for the purchase or acquisition of equity securities of the Corporation ranking on parity with the Series A Preferred Stock with respect to dividend rights and rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding-up, pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Stock and any other shares of any other class or series of equity securities ranking on parity with the Series A Preferred Stock with respect to dividend rights and rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding-up), unless full cumulative dividends on the Series A Preferred Stock for all past Series A Dividend Periods shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment.

(e) When dividends are not paid in full (or declared and a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and any other class or series of equity securities ranking, with respect to dividend rights, on parity with the Series A Preferred Stock, all dividends (other than any acquisition of shares pursuant to the provisions of Section 6.5 of Article 6 of the Charter or a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock and any such other class or series of equity securities ranking on parity with the Series A Preferred Stock with respect to dividend rights or rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding-up) declared upon the Series A Preferred Stock and any other class or series of equity securities ranking, with respect to dividend rights, on parity with the Series A Preferred Stock shall be allocated pro rata so that the amount declared per share of Series A Preferred Stock and such other equally ranked classes or series of equity securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other equally ranked class or series of equity securities (which shall not include any accrual in respect of unpaid dividends on such other classes or series of equity securities for prior Series A Dividend Periods if such other class or series of equity securities does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

(f) Holders of shares of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided herein. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued and unpaid dividend.

(g) If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Code or any successor revenue code or section) any portion (the “Capital Gains Amount”) of the total distributions not in excess of the Corporation’s earnings and profits (as determined for United States federal income tax purposes) paid or made available for such taxable year to holders of all classes and series of Shares (the “Total Distributions”), then the portion of the Capital Gains Amount that shall be allocable to holders of Series A Preferred Stock shall be in the same proportion that the Total Distributions paid or made available to the holders of Series A Preferred Stock for such taxable year bears to the Total Distributions for such taxable year made with respect to all classes or series of Shares outstanding.

Section 4. Liquidation Preference.

Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment of or provision for the Corporation’s debts and liabilities and any other class or series of equity securities of the Corporation ranking, with respect to rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding up, senior to the Series A Preferred Stock and before any distribution or payment shall be made to holders of Common Stock or any other class or series of equity securities of the Corporation ranking, with respect to rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding-up, junior to the Series A Preferred Stock, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to, but not including, the date of payment (whether or not declared). If, upon any such voluntary or involuntary liquidation, dissolution or winding-up, the available assets of the Corporation are insufficient to pay the amount of the distributions payable upon liquidation, dissolution or winding-up of the affairs of the Corporation, on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of securities of the Corporation ranking, with respect to rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding-up, on parity with the Series A Preferred Stock, the holders of Series A Preferred Stock and each such other class or series of securities ranking, with respect to rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding-up, on parity with the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such voluntary or involuntary liquidation, dissolution or winding up, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first-class mail, postage pre-paid, at least 20 days prior to the payment date stated therein, to each record holder of Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After the holders of Series A Preferred Stock have received the full amount of the liquidating distributions to which they are entitled, they will have no right or claim to any of the remaining assets of the Corporation. The consolidation, conversion or merger of the Corporation with or into any other person, corporation, trust or entity, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation (whether in connection with a Change of Control or otherwise), shall not be deemed to constitute a liquidation, dissolution or winding-up of the affairs of the Corporation.

In determining whether any distribution (other than upon voluntary or involuntary dissolution) by dividend, redemption or other acquisition of Shares or otherwise is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of Series A Preferred Stock will not be added to the Corporation’s total liabilities.

Section 5. Optional Redemption.

(a) The Series A Preferred Stock shall not be redeemable prior to September 17, 2026, except as provided in Section 6.5 of Article 6 of the Charter or Section 5(c) or Section 6 hereof.

(b) On and after September 17, 2026, the Corporation, at its option, upon not fewer than 30 nor more than 60 days’ written notice as provided in Section 5(e) hereof, may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, at a redemption price of $25.00 per share, plus (subject to Section 7(b) hereof) an amount equal to all dividends accrued and unpaid (whether or not authorized or declared) thereon, to, but not including, the date fixed for redemption, without interest (the “Optional Redemption Right”). If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot. If such redemption is to be by lot, and if, as a result of such redemption, any holder of Series A Preferred Stock would own shares of Series A Preferred Stock in excess of the Aggregate Share Ownership Limit or in violation of any of the other restrictions on ownership and transfer of Shares set forth in Section 6.5 of Article 6 of the Charter, then, except as otherwise provided in the Charter, the Corporation will redeem the requisite number of shares of Series A Preferred Stock of such holder such that no holder will violate the Aggregate Share Ownership Limit or any other restrictions on ownership and transfer of Shares set forth in Section 6.5 of Article 6 of the Charter subsequent to such redemption.

(c) The Corporation may redeem all or a part of the Series A Preferred Stock in accordance with the terms and conditions set forth in this Section 5 of these Articles Supplementary at any time and from time to time, whether before or after September 17, 2026, if the Board of Directors determines that such redemption is reasonably necessary for the Corporation to preserve the status of the Corporation as a qualified REIT. If the Corporation calls for redemption any Series A Preferred Stock pursuant to and in accordance with this Section 5(c), then the redemption price for such shares will be an amount in cash equal to $25.00 per share, plus (subject to Section 7(b) hereof) all dividends accrued and unpaid (whether or not authorized or declared) thereon to and including the date fixed for redemption, without interest.

(d) Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof in cash set apart for payment for all past Series A Dividend Periods, no shares of Series A Preferred Stock shall be redeemed pursuant to this Section 5 unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchange for equity securities of the Corporation ranking junior to the Series A Preferred Stock with respect to dividend rights and rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding-up); provided, however, that the foregoing shall not prevent the purchase of the Series A Preferred Stock or any other class or series of equity securities of the Corporation by the Corporation in accordance with the terms of Section 5(c) hereof or Section 6.5 of Article 6 of the Charter or the purchase or acquisition of the Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Stock and the holders of all outstanding shares of any other class or series of preferred stock of the Corporation ranking on parity with the Series A Preferred Stock with respect to dividend rights and rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding up.

(e) Notice of redemption pursuant to this Section 5 shall be mailed by the Corporation, postage prepaid, as of a date set by the Corporation not fewer than 30 nor more than 60 days prior to such redemption date, addressed to the respective holders of record of such shares of Series A Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. Failure to give such notice or any defect thereto or in the mailing thereof shall not affect the sufficiency of notice or validity of the proceedings for such redemption of any shares of Series A Preferred Stock except as to shares held by a holder to whom notice was defective or not given. A redemption notice which has been mailed in the manner provided herein shall be conclusively presumed to have been duly given on the date mailed whether or not such holder received the redemption notice. In addition to any information required by law or the applicable rules of any exchange upon which Series A Preferred Stock may be listed or admitted to trading, each notice shall state (i) such redemption date; (ii) the redemption price; (iii) the total number of shares of Series A Preferred Stock to be redeemed (and, if less than all the shares held by any holder are to be redeemed, the number of shares to be redeemed from such holder); (iv) the place or places where such shares of Series A Preferred Stock are to be surrendered for payment, together with the certificates, if any, representing such shares (duly endorsed for transfer) and any other documents the Corporation requires in connection with such redemption; and (v) that dividends on the Series A Preferred Stock to be redeemed shall cease to accrue on such redemption rate.

Section 6. Special Optional Redemption by the Corporation.

(a) During any period of time (whether before or after September 17, 2026) that the Series A Preferred Stock is not listed on Nasdaq, the NYSE or the NYSE American, but any shares of Series A Preferred Stock are outstanding (a “Delisting Event”), the Corporation will have the option, upon not fewer than 30 nor more than 60 days’ written notice as provided in Section 6(c) hereof, to redeem the outstanding shares of Series A Preferred Stock, in whole or in part, after the occurrence of the Delisting Event, for a redemption price of $25.00 per share, plus (subject to Section 7(b) hereof) an amount equal to all dividends accrued and unpaid (whether or not declared), if any, to, but not including, the redemption date (a “Delisting Event Redemption Right”).

(b) In addition, upon the occurrence of a Change of Control, the Corporation will have the option, upon not fewer than 30 nor more than 60 days’ written notice as provided in Section 6(c) hereof, to redeem shares of Series A Preferred Stock, in whole or in part, on, or within 120 days after, the first date on which such Change of Control occurred, for cash at $25.00 per share plus (subject to Section 7(b) hereof) an amount equal to dividends accrued and unpaid (whether or not declared), if any, on the Series A Preferred Stock to, but not including, the redemption date (“Change of Control Redemption Right” and, together with the Delisting Event Redemption Right, the “Special Optional Redemption Rights”).

A “Change of Control” occurs when, after the Original Issue Date, the following have occurred and are continuing:

(i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger, conversion or other acquisition transaction or series of purchases, mergers, conversions or other acquisition transactions of shares of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii) following the closing of any transaction referred to in (i) above, neither the Corporation nor the acquiring or surviving entity, or a parent of the Corporation or the acquiring or surviving entity, has a class of common equity securities listed on Nasdaq, the NYSE or the NYSE American.

(c) Notice of redemption pursuant to this Section 6 shall be mailed by the Corporation, postage prepaid, as of a date set by the Corporation not fewer than 30 nor more than 60 days prior to such redemption date, addressed to the holders of record of the Series A Preferred Stock at their respective addresses as they appear on the stock transfer records of the Corporation. Failure to give such notice or any defect thereto or in the mailing thereof shall not affect the sufficiency of notice or validity of the proceedings for such redemption of any shares of Series A Preferred Stock except as to a holder to whom notice was defective or not given. A redemption notice which has been mailed in the manner provided herein shall be conclusively presumed to have been duly given on the date mailed whether or not such holder received such redemption notice. In addition to any information required by law or the applicable rules of any exchange upon which Series A Preferred Stock may be listed or admitted to trading, each notice shall state (i) the redemption date; (ii) the redemption price; (iii) the total number of shares of Series A Preferred Stock to be redeemed; (iv) the place or places where such shares of Series A Preferred Stock are to be surrendered for payment, together with the certificates, if any, representing such shares (duly endorsed for transfer) and any other documents the Corporation requires in connection with such redemption; (v) that the Series A Preferred Stock is being redeemed pursuant to the Delisting Event Redemption Right or the Change of Control Redemption Right, as applicable, in connection with the occurrence of a Delisting Event or a Change of Control, as applicable, and a brief description of the transaction or transactions constituting such Delisting Event or Change of Control, as applicable; (vi) that holders of Series A Preferred Stock will not be able to tender shares of Series A Preferred Stock for conversion in connection with a Change of Control during a continuing Delisting Event, as contemplated by Section 8 hereto, and each share of Series A Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date for redemption will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date; and (vii) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on such redemption date.

(d) In addition, upon the occurrence of a Delisting Event, the dividend rate specified in Section 3(a) hereof shall be increased on the day after the occurrence of the Delisting Event by 2.00% per annum to the rate of 9.375% of the $25.00 liquidation preference per share per annum (equivalent to $2.34375 per annum per share) from and after the date of the Delisting Event. Following the cure of such Delisting Event, the dividend rate shall revert to the rate specified in Section 3(a) hereof.

Section 7. Additional Provisions Relating to Optional Redemption and Special Optional Redemption by the Corporation.

(a) If (i) notice of redemption of any shares of Series A Preferred Stock has been given, (ii) the funds necessary for such redemption have been set apart by the Corporation in trust for the benefit of the holders of any Series A Preferred Stock so called for redemption and (iii) irrevocable instructions have been given to pay the redemption price of $25.00 per share, plus (subject to Section 7(b) hereof) an amount equal to all dividends accrued and unpaid (whether or not declared) to, but not including, the applicable redemption date, then from and after such redemption date, dividends shall cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be outstanding, such shares of Series A Preferred Stock shall not be transferred except with the consent of the Corporation and all other rights of the holders of such shares will terminate, except the right to receive the redemption price of $25.00 per share, plus (subject to Section 7(b) hereof) an amount equal to any dividends accrued and unpaid (whether or not declared) payable upon such redemption, without interest.

(b) If a redemption date falls after a Series A Record Date and on or prior to the corresponding Series A Payment Date, each holder of shares of Series A Preferred Stock on the Series A Record Date shall be entitled to the dividend payable on such shares on the corresponding Series A Payment Date, notwithstanding such redemption of such shares on or prior to the Series A Payment Date, but no additional amount for accrued and unpaid dividends, if any, to, but not including the redemption date, will be included in the redemption price for each share of Series A Preferred Stock to be redeemed.

(c) For purposes of clause (a)(ii) above, funds shall be deposited in trust with a bank or trust corporation and such deposit shall be irrevocable except that any balance of monies so deposited by the Corporation and unclaimed by the holders of Series A Preferred Stock entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

Section 8. Conversion Right.

(a) Subject to Section 8(j), upon the occurrence of a Change of Control during a continuing Delisting Event, each holder of shares of Series A Preferred Stock shall have the right, unless, prior to the Change of Control Conversion Date the Corporation has provided or provides notice of its election to redeem such shares of Series A Preferred Stock pursuant to the Optional Redemption Right or Special Optional Redemption Rights, to convert some or all of such shares of Series A Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series A Preferred Stock to be converted (the “Common Stock Conversion Consideration”), which is equal to the lesser of (A) the quotient obtained by dividing (i) the sum of $25.00 plus an amount equal to all dividends accrued and unpaid (whether or not declared) on the Series A Preferred Stock to, but not including, the Change of Control Conversion Date (unless such Change of Control Conversion Date is after a Series A Record Date and prior to the corresponding Series A Payment Date, in which case no additional amount for accrued and unpaid dividends that have been declared and are to be paid on the Series A Payment Date will be included in such sum), by (ii) the Common Stock Price and (B) 1.9194 (as adjusted pursuant to the immediately succeeding paragraph, the “Share Cap”).

The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a Common Stock dividend), subdivisions or combinations (in each case, a “Stock Split”) with respect to the Common Stock as follows: the adjusted Share Cap as the result of a Stock Split shall be the number of shares of Common Stock that is equivalent to the product of (i) the Share Cap in effect immediately prior to the Stock Split, multiplied by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to the Stock Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Stock Split.

In the case of a Change of Control during a continuing Delisting Event, pursuant to or in connection with which shares of Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of shares of Series A Preferred Stock shall receive upon conversion of such shares of Series A Preferred Stock (subject to the next-following paragraph) the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration” and, together with the Common Stock Conversion Consideration, the “Conversion Consideration”).

In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in connection with the Change of Control during a continuing Delisting Event, the Conversion Consideration that holders of Series A Preferred Stock shall receive shall be the form of consideration elected by the holders of a plurality of the shares of Common Stock held by stockholders who participate in the election and shall be subject to any limitations to which all holders of shares of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in connection with the Change of Control during a continuing Delisting Event.

The “Change of Control Conversion Date” with respect to any Change of Control shall be a Business Day fixed by the Board of Directors that is not fewer than 20 days and not more than 35 days after the date on which the Corporation provides notice of the Change of Control pursuant to Section 8(d).

The “Common Stock Price” for any Change of Control shall be (i) if the consideration to be received in such Change of Control during a continuing Delisting Event by holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock, or (ii) if the consideration to be received in such Change of Control during a continuing Delisting Event by holders of Common Stock is other than solely cash, the Non-Traded Common Stock Price, if the Common Stock is not listed on a national securities exchange on the Change of Control Conversion Date or the Traded Common Stock Price, if the Common Stock is listed on a national securities exchange on the Change of Control Conversion Date. The “Non-Traded Common Stock Price” shall be the estimated net asset value per share of Common Stock as most recently determined by the Board of Directors prior to the effective date of the Change of Control. The “Traded Common Stock Price” shall be the average of the closing prices per share of Common Stock on Nasdaq, the NYSE or the NYSE American (or any other national securities exchange on which Common Stock is then listed) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, or, if the Common Stock has been listed for less than ten trading days immediately preceding the effective date of the Change of Control during a continuing Delisting Event, the number of consecutive trading days immediately preceding such effective date.

(b) No fractional shares of Common Stock shall be issued upon the conversion of the Series A Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of the fractional shares based on the Common Stock Price.

(c) If a Change of Control Conversion Date falls after a Series A Record Date and on or prior to the corresponding Series A Payment Date, each holder of shares of Series A Preferred Stock at the close of business on the Series A Record Date shall be entitled to the dividend payable on such shares on the corresponding Series A Payment Date, notwithstanding the conversion of such shares on or prior to the Series A Payment Date, but no additional amount for accrued and unpaid dividends, if any, to, but not including the Change of Control Conversion Date, will be included in the determination of the Common Stock Conversion Consideration for the shares of Series A Preferred Stock to be converted.

(d) Within 15 days following the occurrence of a Change of Control during a continuing Delisting Event, unless the Corporation has provided notice of its election to redeem the Series A Preferred Stock pursuant to the Optional Redemption Right or Special Optional Redemption Rights, a notice of occurrence of the Delisting Event and the Change of Control describing the resulting Change of Control Conversion Right shall be delivered to the holders of record of the outstanding shares of Series A Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records. No failure to give the notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any share of Series A Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control during a continuing Delisting Event; (ii) the date of the Change of Control during a continuing Delisting Event; (iii) the last date on which the holders of Series A Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the applicable Change of Control Conversion Date, the Corporation provides notice of its election to redeem all or any portion of the Series A Preferred Stock, the holders of Series A Preferred Stock will not be able to convert such shares of Series A Preferred Stock called for redemption and such shares of Series A Preferred Stock shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A Preferred Stock; (viii) the name and address of the paying agent and the conversion agent (the “Conversion Agent”); and (ix) the procedures that holders of Series A Preferred Stock must follow to exercise the Change of Control Conversion Right.

(e) The Corporation shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, another news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) containing the information stated in the notice, and post the notice on the Corporation’s website, in any event prior to the opening of business on the first Business Day following any date on which the Corporation provides notice pursuant to Section 8(d) above to the holders of record of the Series A Preferred Stock.

(f) In order to exercise the Change of Control Conversion Right, a holder of record of shares of Series A Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates, if any, representing any certificated shares of Series A Preferred Stock to be converted, duly endorsed for transfer, together with a completed written conversion notice and any other documents the Corporation reasonably requires in connection with the conversion, to the Conversion Agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; and (ii) the number of shares of Series A Preferred Stock to be converted. Notwithstanding the foregoing, if such shares of Series A Preferred Stock are held in global form, such notice shall instead comply with applicable procedures of The Depository Trust Company (“DTC”).

(g) Holders of the Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Conversion Agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series A Preferred Stock; (ii) if certificated shares of Series A Preferred Stock have been tendered for conversion and withdrawn, the certificate numbers of the withdrawn certificated shares of Series A Preferred Stock; and (iii) the number of shares of Series A Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if such shares of Series A Preferred Stock are held in global form, the notice of withdrawal shall instead comply with applicable procedures of DTC.

(h) Shares of Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration on the applicable Change of Control Conversion Date unless, prior thereto, the Corporation provides notice of its election to redeem such shares of Series A Preferred Stock, whether pursuant to its Optional Redemption Right or Special Optional Redemption Rights.

(i) The Corporation shall deliver the applicable Conversion Consideration no later than the fifth Business Day following the Change of Control Conversion Date.

(j) Notwithstanding anything to the contrary in this Section 8, no holder of Series A Preferred Stock will be entitled to exercise a Change of Control Conversion Right or convert any shares of Series A Preferred Stock into shares of Common Stock to the extent that receipt of shares of Common Stock upon the conversion of such shares of Series A Preferred Stock in accordance with this Section 8 would cause such person or any other person to violate Section 6.5 of Article 6 of the Charter.

(k) In connection with the exercise of any Change of Control Conversion Right, the Corporation shall comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series A Preferred Stock into Conversion Consideration.

Section 9. Voting Rights.

(a) Holders of the Series A Preferred Stock shall not have any voting rights except as set forth in this Section 9.

(b) Whenever dividends on any outstanding shares of Series A Preferred Stock shall have not been paid for six or more Series A Dividend Periods (whether or not such dividends have been authorized or declared or the Series A Dividend Periods are consecutive) (a “Preferred Dividend Default”), the holders of Series A Preferred Stock (and all other classes and series of preferred stock of the Corporation ranking on parity with the Series A Preferred Stock with respect to dividend rights and rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable and with which such holders of Series A Preferred Stock are entitled to vote together as a single class (the “Parity Preferred”)) will have the exclusive power, voting together as a single class, to elect two additional directors (the “Preferred Directors”), at each annual meeting of the Corporation’s stockholders and at any special meeting of the Corporation’s stockholders called for the purpose of electing Preferred Directors (pursuant to Section 9(d) hereof or otherwise), until all dividends accrued and unpaid on outstanding shares of Series A Preferred Stock for all past Series A Dividend Periods and the then-current Series A Dividend Period have been fully paid. Unless the number of the Corporation’s directors has previously been increased pursuant to the terms of any other class or series of Parity Preferred with which such holders of Series A Preferred Stock are entitled to vote together as a single class in the election of Preferred Directors, the number of the Corporation’s directors shall automatically increase by two at such time as holders of Series A Preferred Stock become entitled to vote in the election of the Preferred Directors. Unless shares of Parity Preferred remain outstanding and entitled to vote in the election of Preferred Directors, the term of office of each Preferred Director will terminate, and the number of the Corporation’s directors shall automatically decrease by two, when all accrued and unpaid dividends for all past Series A Dividend Periods and the then-current Series A Dividend Period have been fully paid. If the right of holders of Series A Preferred Stock to elect the Preferred Directors terminates after the record date for determining holders of shares of Series A Preferred Stock entitled to vote in any election of Preferred Directors but before the closing of the polls in such election, holders of shares of Series A Preferred Stock outstanding as of the applicable record date shall not be entitled to vote in the election of any Preferred Directors. The right of holders of Series A Preferred Stock to elect the Preferred Directors shall again vest if and whenever dividends are in arrears for six Series A Dividend Periods, as described above. In no event shall holders of Series A Preferred Stock be entitled to nominate or elect an individual as a Preferred Director, and no individual shall be qualified to be nominated for election or to serve as a Preferred Director, if the individual’s service as a Preferred Director would cause the Corporation to fail to satisfy a requirement relating to director independence or diversity of any national securities exchange on which any class or series of Shares is listed or state law, or otherwise conflict with the Charter or the Corporation’s bylaws.

(c) The Preferred Directors shall be elected by a plurality of the votes cast in the election of such directors, and each Preferred Director will serve until the next annual meeting of the Corporation’s stockholders and until his or her successor is duly elected and qualifies, or until such director’s term of office terminates as set forth in Section 9(b). Any director elected by holders of Series A Preferred Stock and any Parity Preferred, voting together as a single class, may be removed, with or without cause, only by a vote of holders of a majority of the outstanding shares of Series A Preferred Stock and Parity Preferred with which holders of Series A Preferred Stock are entitled to vote together as a single class in the election of Preferred Directors. At any time that holders of Series A Preferred Stock are entitled to vote in the election of the Preferred Directors, such holders shall be entitled to vote in the election of a successor to fill any vacancy on the Board of Directors that results from the removal of a Preferred Director.

(d) At any time that holders of the Series A Preferred Stock have the right to elect Preferred Directors as described in Section 9(b) hereof but these directors have not been elected, the Corporation’s secretary must call a special meeting of stockholders for the purpose of electing the Preferred Directors upon the written request of the holders of record of 10% of the outstanding shares of Series A Preferred Stock and any class or series of Parity Preferred with which holders of Series A Preferred Stock are entitled to vote together as a single class with respect to the election of Preferred Directors, unless the request is received more than 45 days and less than 90 days before the date fixed for the next annual meeting of the Corporation’s stockholders at which such vote would otherwise occur, in which case, the Preferred Directors may be elected at either such annual meeting or at a separate special meeting of the Corporation’s stockholders at the Corporation’s discretion.

(e) So long as any shares of Series A Preferred Stock are outstanding, the approval of holders of at least two-thirds of the outstanding shares of Series A Preferred Stock and any equally-affected class or series of Parity Preferred with which holders of Series A Preferred Stock are entitled to vote together as a single class, voting together as a single class, shall be required to authorize (i) any amendment, alteration, repeal or other change to any provision of the Charter, including the terms of the Series A Preferred Stock (whether by merger, conversion, consolidation, transfer or conveyance of all or substantially all of the Corporation’s assets or otherwise), that would materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock or (ii) the creation, issuance or increase in the authorized number of shares of any class or series of stock ranking senior to the Series A Preferred Stock (or any equity securities convertible into or exchangeable for any such shares, but not including debt securities convertible into or exchangeable for any such shares prior to the time of conversion) with respect to dividend rights and rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding up.

(f) The following actions shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock:

(i) any increase or decrease in the number of authorized Shares of any class or series, any increase in the number of authorized shares of Series A Preferred Stock or the classification or reclassification of any unissued Shares, or the creation or issuance of equity securities, of any class or series ranking, junior or on parity with the Series A Preferred Stock with respect to dividend rights and rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding up, provided that such action does not decrease the number of authorized shares of Common Stock below the number (after giving effect to all other outstanding shares capital stock) necessary to permit the Series A Preferred Stock to be converted in full in accordance with the terms hereof; or

(ii) any amendment, alteration, or repeal or other change to any provisions of the Charter, including the terms of the Series A Preferred Stock, as a result of a merger, conversion, consolidation, transfer or conveyance of all or substantially all of the Corporation’s assets or other business combination (an “Event”), (x) if the Series A Preferred Stock (or securities of any successor person or entity to the Corporation into which the Series A Preferred Stock has been converted) remains outstanding with the terms thereof unchanged in all material respects or the holders of shares of Series A Preferred Stock receive securities of a successor person or entity with substantially identical rights as those of Series A Preferred Stock, taking into account that, upon the occurrence of an Event, the Corporation may not be the surviving entity, or (y) if holders of Series A Preferred Stock shall receive the $25.00 liquidation preference per share of Series A Preferred Stock, plus an amount equal to all accrued and unpaid dividends to, but not including, the date of such Event (other than any declared dividends having a Series A Record Date before the date of such Event and a Series A Payment Date after the date of such Event, which shall be paid as provided in Section 3 above), pursuant to the occurrence of any Event.

(g) Notwithstanding the foregoing, holders of any Parity Preferred shall not be entitled to vote together as a single class with holders of Series A Preferred Stock on any amendment, alteration, repeal or other change to any provision of the Charter, including the terms of the Series A Preferred Stock, unless such action affects holders of Series A Preferred Stock and such Parity Preferred equally. On any matter in which the Series A Preferred Stock may vote, each share of Series A Preferred Stock shall entitle the holder thereof to cast one vote, except that, in class votes, or in determining the percentage of outstanding shares, when voting together as a single class, with shares of one or more class or series of Parity Preferred, shares of different classes and series shall vote, or such determination shall be made, in proportion to the liquidation preference of such shares. The holders of Series A Preferred Stock shall have the exclusive voting rights on any Charter amendment that would alter the contract rights, as expressly set forth in the Charter, of only the Series A Preferred Stock.

(h) The foregoing voting provisions of this Section 9 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust to effect such redemption, in each case, in accordance with the provisions hereof.

(i) Except as expressly stated herein, the Series A Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action, including, without limitation, any merger, conversion or consolidation of the Corporation or a sale of all or substantially all of the assets of the Corporation, irrespective of the effect that such merger, conversion or consolidation or sale may have upon the rights, preferences, privileges or voting power of holders of Series A Preferred Stock.

Section 10. Information Rights.

During any period in which the Corporation is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, the Corporation will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series A Preferred Stock, as their names and addresses appear in the Corporation’s record books and without cost to such holders, copies of the annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that the Corporation would have been required to file with the Securities and Exchange Commission (the “Commission”), pursuant to Section 13 or Section 15(d) of the Exchange Act if the Corporation were subject thereto (other than any exhibits that would have been required) within 15 days after the respective dates by which the Corporation would have been required to file these reports with the Commission if it were subject to Section 13 or 15(d) of the Exchange Act and (ii) within 15 days following written request, supply copies of these reports to any prospective holder of Series A Preferred Stock.

Section 11. Conversion.

The Series A Preferred Stock shall not be convertible into any other property or securities of the Corporation or any other entity, except in accordance with Section 8 hereof and Article 6 of the Charter.

Section 12. Ranking.

In respect of rights to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Series A Preferred Stock shall rank (i) senior to the Common Stock, the Corporation’s Class S common stock, par value $0.001 per share, and to all other equity securities issued by the Corporation, the terms of which expressly provide that such securities rank junior to the Series A Preferred Stock with respect to dividend rights and rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding-up; (ii) on parity with all equity securities issued by the Corporation, the terms of which expressly provide that such securities rank on parity with the Series A Preferred Stock with respect to dividend rights and rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding-up; and (iii) junior to all equity securities issued by the Corporation, the terms of which expressly provide that such securities rank senior to the Series A Preferred Stock with respect to dividend rights and rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding-up. All the Series A Preferred Stock shall rank equally with one another and shall be identical in all respects.

Section 13. Restrictions on Transfer and Ownership of Stock of the Series A Preferred Stock.

The Series A Preferred Stock is subject to the terms and conditions (including any applicable exceptions and exemptions) of Article 6 of the Charter.

Section 14. Status of Acquired Shares of Series A Preferred Stock.

All shares of Series A Preferred Stock which shall have been issued and reacquired in any manner by the Corporation shall be returned to the status of authorized but unissued preferred stock, and may thereafter be classified, reclassified or issued as any series or class of preferred stock.

Section 15. Record Holders.

The Corporation may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary. Except as may be otherwise provided by the Board of Directors (and except in connection with a global certificate held by a securities depositary), holders of Series A Preferred Stock are not entitled to certificates representing the Series A Preferred Stock held by them.

Section 16. Sinking Fund.

The Series A Preferred Stock shall not be entitled to the benefits of any retirement or sinking fund.

Section 17. Physical Certificate Request.

Shares of Series A Preferred Stock shall be eligible for the Direct Registration System service offered by DTC and may be represented in the form of uncertificated or certificated shares, provided, however, that any holder of certificated shares of Series A Preferred Stock and, upon request, every holder of uncertificated shares of Series A Preferred Stock, shall be entitled to have a certificate for shares of Series A Preferred Stock signed by, or in the name of, the Corporation certifying the number of shares owned by such holder.

Section 18. Exclusion of Other Rights.

The Series A Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Charter, including the terms of the Series A Preferred Stock.

Section 19. Headings of Subdivisions.

The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 20. Severability of Provisions.

If any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock set forth in the Charter, including the terms of the Series A Preferred Stock, are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock set forth in the Charter (including the terms of the Series A Preferred Stock) which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

SECOND: The Series A Preferred Stock has been classified and designated by the Board of Directors under the authority contained in the Charter. These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

THIRD: The undersigned acknowledges the foregoing Articles Supplementary to be the duly authorized corporate act of the Corporation and, as to all matters or facts required to be verified under oath, hereby acknowledges to the best of his knowledge, information and belief that these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 15th day of September, 2021.

ATTEST:		MODIV INC.
By:	/s/ RAYMOND J. PACINI	By:	/s/ AARON S. HALFACRE
Name:	Raymond J. Pacini	Name:	Aaron S. Halfacre
Title:	Executive Vice President, Chief Financial Officer, Secretary and Treasurer	Title:	Chief Executive Officer and President